EXHIBIT 4.4





                          CHEYENNE SOFTWARE, INC.

                1992 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS



I.   Purpose.

     The purpose of the Cheyenne Software, Inc. (the "Company") 1992 Stock

Option Plan for Outside Directors (the "Outside Directors' Option Plan") is

to promote the growth and profitability of the Company and to provide outside directors of the Company with an incentive to achieve the long-term objectives of the Company, attract and retain non-employee directors of outstanding competence and to provide such outside directors with an opportunity to acquire an equity interest in the Company.



II.  Grant of Options.

     (a)  Initial Grant.  Each Outside Director (for purposes of this
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Outside Directors' Option Plan, the term "Outside Director" shall mean a member of the Board of Directors of the Company not also serving as an employee of the Company) who is serving in such capacity on January 1, 1993 shall be granted on January 1, 1993 non-qualified stock options to purchase

7,500 shares of the Company's Common Stock ("Common Stock"), subject to adjustment as provided in Section IV (the "Initial Grant").  Each option shall be exercisable for one share of Common Stock.  The purchase price per share of the Common Stock deliverable upon the exercise of each non-

qualified stock option shall be the Fair Market Value (as defined below) of the Common Stock on the date of the grant of the option being exercised.

     (b)  Grants Subsequent to Initial Grant.  If any options are available
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for grant under the Outside Directors' Option Plan, each person who is an

Outside Director on January 1 of each




















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calendar year subsequent to 1993 ("Continuing Outside Director") shall be granted on each such January 1 non-qualified stock options to purchase

7,500 shares of Common Stock, subject to adjustment pursuant to Section IV,

or such lesser number of options of Common Stock as remain in this Outside

Directors' Option Plan.  The purchase price per share of the Common Stock deliverable upon exercise of each such non-qualified option shall be the

Fair Market Value of the Common Stock on the date of the grant of the option being exercised.

     If on January 1 of a calendar year options are not available under this Outside Directors' Option Plan to grant to Continuing Outside

Directors the full amount of a grant contemplated by the immediately preceding paragraph, and thereafter options become available, then such

Continuing Outside Directors (sharing equally among all Continuing Outside

Directors) shall receive options to purchase shares of Common Stock in an amount equal to the number of options then available under the Outside

Directors' Option Plan; provided that the total number of options granted to Continuing Outside Directors under this Outside Directors' Plan shall not exceed 7,500 (subject to adjustment pursuant to Section IV) for each

January 1 on which a Continuing Outside Director was eligible to receive options under this Outside Directors' Option Plan.  The date of grant shall be the date such options become available.  The purchase price per share of the Common Stock deliverable upon exercise of such options shall be the

Fair Market Value of the Common Stock on the date of the grant of the option being exercised.

     (c)  Ineligibility.  An option under the Outside Directors' Option
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Plan shall not be granted to any Outside Director who at any previous time was an employee of the Company or eligible to receive any options to purchase Common Stock.

     (d)  Fair Market Value.  For purposes of the Outside Directors' Option
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Plan, when











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used in connection with Common Stock on a certain date, "Fair Market Value"

means the reported closing price of the Common Stock as reported by the American

Stock Exchange (as published by the Wall Street Journal, if published) on the day prior to such date, or if the Common Stock was not traded on such date, on the next preceding day in which the Common Stock was traded thereon.

     (e) Continuing Plan.  The Outside Directors' Option Plan and the grant of
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options subsequent to the Initial Grant pursuant thereto are part of a continuing plan.



III. Terms and Conditions.

     (a) Option Agreement. Each option shall be evidenced by a written option
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agreement between the Company and the Outside Director specifying the number of shares of Common Stock that may be acquired through its exercise and containing such other terms and conditions which are not inconsistent with the terms of this Outside Directors' Option Plan.

     (b) Termination of Option.  Each option shall expire upon the earlier of
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(i) sixty (60) months following the date of grant, or (ii) one (1) year following the date on which the Outside Director ceases to serve in such capacity for any reason other than removal for cause.  If the Outside Director dies before fully exercising any portion of an option then exercisable, such option may be exercised by such Outside Director's personal representative(s),

designee(s), heir(s) or devisee(s) at any time within the one (1) year period following his or her death; provided, however, that in no event shall the option be exercisable more than sixty (60) months after the date of its grant.

If the Outside Director is removed for cause all options awarded to him shall expire upon such termination.





















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     (c)  Manner of Exercise.  The option may be exercised from time to time, in
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whole or in part, by delivering a written notice of exercise to the Chief

Executive Officer of the Company.  Such notice is irrevocable and must be accompanied by full payment of the purchase price in cash or shares of previously acquired Common Stock of the Company at the Fair Market Value of such shares determined on the exercise date by the manner described in Paragraph

II(d) above or by such other means as determined by the Board of Directors.  If previously acquired shares of Common Stock are tendered in payment of all or part of the exercise price, the value of such shares shall be determined as of the date of such exercise.

     (d)  Transferability.  Each option granted hereby may be exercised only by
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the Outside Director to whom it is issued or in the event of the Outside

Director's death, his or her personal representative(s) designee(s), heir(s),

or devisee(s) pursuant to the terms of Section III(b).

     (e)  Six Month Holding Period.  In accordance with Rule 16b-3(c)(1)
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promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange

Act"), Outside Directors shall not be permitted to dispose of Common Stock underlying an option granted pursuant to this Outside Directors' Option Plan during the six month period commencing from the date of the acquisition of such option.

     (f)  Conditions Upon Issuance of Shares of Common Stock.  No shares of
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Common Stock shall be delivered pursuant to the exercise of any option granted under this Outside Directors' Option Plan unless the delivery of such shares shall comply (in the opinion of counsel to the Company) with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities laws, and the requirements of any stock exchange upon which the

Common Stock may
















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then be listed.  As a condition to the exercise of an option, the Company may require the exercising optionee to make such written representations and warranties as may be necessary to assure the availability of an exemption from any registration requirements of federal or state securities laws.  Certificates representing shares of Common Stock issued upon the exercise of any option may bear a legend restricting transfer of the shares except in compliance with federal and state securities statutes or an exemption therefrom, if available.

The failure of any certificates to contain such a legend shall not constitute a waiver by the Company of any such registration requirements.



IV.  Common Stock Subject to the Outside Directors' Option Plan.

     The shares of Common Stock which shall be issued and delivered upon exercise of options granted under the Outside Directors' Option Plan may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock held by the Company as treasury stock.  The number of shares of Common Stock reserved for issuance under the Outside Directors' Option

Plan shall not exceed 180,000 shares of the Common Stock of the Company, par value $.01 per share, subject to adjustment pursuant to this Section IV.  Any shares of Common Stock subject to an option which for any reason either terminates unexercised or expires, shall again be available for issuance under the Outside Directors' Option Plan.

     In the event of any change or changes in the outstanding Common Stock of the Company by reason of any stock dividend or split, recapitalization,

reorganization, merger, consolidation, split-off, combination or any similar corporate change, or other increase or























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decrease in such shares effected without receipt or payment of consideration by the Company, the number of shares of Common Stock which may be issued under this

Outside Directors' Option Plan, the number of shares of Common Stock subject to options granted under this Outside Directors' Option Plan and the option price of such options, shall be automatically adjusted to prevent dilution or enlargement of the rights granted to an Outside Director under the Outside

Directors' Option Plan.



V.  Effective Date of the Plan; Stockholder Approval.

     The Outside Directors' Option Plan has been adopted by the Board of

Directors and shall become effective on the date that the Outside Directors'

Option Plan is approved by the vote of the Company's stockholders holding a majority of the shares of Common Stock entitled to vote thereon.  The Outside

Directors' Option Plan shall be presented to stockholders of the Company for approval for purposes of (i) obtaining favorable treatment under Section 16(b)

of the Exchange act and (ii) maintaining listing on the American Stock Exchange.



VI.  Termination of the Plan.

     The right to grant options under the Outside Directors' Option Plan shall terminate upon the earlier of January 2, 1997 and the issuance of the Common

Stock or exercise of options equal to the maximum number of shares of Common

Stock reserved for under this Outside Director's Option Plan.






























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VII.  Amendment of the Plan.

      The Outside Directors' Option Plan may be amended from time to time by the

Board of Directors of the Company, provided that Section II, "Grant of Options",

shall not be amended more than once every six months other than to comport with the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income

Security Act of 1974, as amended, or the rules promulgated thereunder.

Except as provided in Section IV hereof, rights and obligations under any option granted before an amendment shall not be altered or impaired by such amendment without the written consent of the optionee.  If the Outside Directors' Option

Plan becomes qualified under Rule 16b-3 promulgated under the Exchange Act and an amendment would require stockholder approval under such Rule 16b-3 to retain the Outside Directors' Option Plan's qualification, then such amendment shall be presented to stockholders for approval, provided, however that the failure to obtain stockholder approval shall not affect the validity of this Outside

Directors' Option Plan as so amended and the options granted thereunder.



VIII.  Applicable Law.

       This Outside Directors' Plan shall be administered, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.



IX.  Administration.

     Awards of options under this Outside Directors' Option Plan are automatic.

This Outside Directors' Option Plan is intended to be a "Formula Award" plan as recognized by Rule 16b-
























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3(c)(2)(ii) promulgated under the Exchange Act, and shall be interpreted accordingly.



X.  Registration of Shares.

    Nothing contained in this Outside Directors' Option Plan shall be construed to require the Company to register under the Securities Act of 1933, as amended any shares of Common Stock underlying options granted under this Outside

Directors' Option Plan.



XI.  Headings.

     The headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of this Outside Directors'

Option Plan.















































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